Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the incorporation by reference in the registration statement (No. 333-168880) on Form S-8, (No. 333-215814) on Form S-8, (No. 333-218329) on Form S-8, (No. 333-226081) on Form S-8 and (No. 333-230912) on Form S-8, (No. 333-248402) on Form S-8 and (No. 333-256774) on Form S-8 of MakeMyTrip Limited of our reports dated July 13, 2021, with respect to the consolidated financial statement of MakeMyTrip Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Assurance and Consulting Services LLP

Bengaluru, Karnataka, India
July 13, 2021

* KPMG (Registered) (a partnership firm with Registration No. BA-62445) converted into KPMG Assurance and Consulting Services LLP (a Limited Liability Partnership with LLP Registration No. AAT-0367), with effect from July 23, 2020